Exhibit 99.1

400 S. LaSalle Street

Chicago, IL  60605

NEWS RELEASE

CBOE HOLDINGS, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2010 RESULTS

Fourth Quarter Financial Highlights

• Adjusted Operating Revenues Up 17 Percent to $113.0 Million, Adjusted Net Income Increases 45 Percent to $30.9 Million(1); Adjusted Diluted EPS for All Stockholders of $0.32(1)

• Company Reports Net Income of $31.4 Million; Diluted EPS for All Stockholders of $0.32(1)

• Company Reports Net Income Allocated to Common Stockholders of $30.7 Million; Diluted EPS Allocated to Common Stockholders of $0.31

• Average Transaction Fee Per Contract Increases 5 Percent to $0.293

CHICAGO, February 10, 2011 — CBOE Holdings, Inc. (NASDAQ: CBOE) today reported fourth quarter net income of $31.4 million, or $0.32 per diluted share for all stockholders and net income allocated to common stockholders of $30.7 million, or $0.31 per diluted share, compared with net income of $34.9 million, or $0.38 per diluted share, in the fourth quarter of 2009.  On an adjusted basis, net income increased 45 percent to $30.9 million, or $0.32 per diluted share, compared with $21.3 million, or $0.23 per diluted share in the fourth quarter of 2009.

CBOE Holdings’ financial results for the years and fourth quarters ended December 31, 2010 and 2009 included certain items and allocations that management believes are not representative of its operating performance.  Financial measures presented on an adjusted basis and diluted and adjusted diluted earnings per share for all stockholders exclude these items to present a more meaningful comparison.  More information on the adjusted financial measures and a detailed analysis are included in the “Non-GAAP Information.”

For the full year, the company reported net income of $99.4 million, or $1.04 per diluted share for all stockholders and net income allocated to common stockholders of $98.2 million, or $1.03 per diluted share, on total operating revenues of $437.1 million.  For the comparable period in 2009, the company reported net income of $106.5 million, or $1.17 per diluted share, on operating revenues of $426.1 million.  Adjusted net income for the year increased 13 percent to $105.5 million from $93.2 million in 2009, while adjusted diluted earnings per share grew 7 percent to $1.10 from $1.03 in 2009, reflecting a 6 percent increase in the weighted average shares outstanding to 95.8 million shares from 90.7 million shares.

“We delivered a strong fourth quarter as a result of continued volume gains in our proprietary products, particularly in VIX options and futures,” said William J. Brodsky, CBOE Holdings Chairman and Chief Executive Officer.  “As we begin 2011, we are encouraged by recent trends in trading volume and by the early success of C2, our all-electronic exchange.  I am confident that we are well positioned to further leverage C2 and to introduce new products and services to drive long-term stockholder value.”

(1)

A full reconciliation of CBOE Holdings’ non-GAAP results to its GAAP results for the reporting periods is included in the attached tables. See “Non-GAAP Information” in the accompanying financial tables.

— more —

“For the year and fourth quarter, we achieved solid profit growth, maintained a debt-free balance sheet and returned cash to stockholders,” said Alan J. Dean, CBOE Holdings Executive Vice President and Chief Financial Officer. “In addition, we retired approximately 12 million shares of restricted stock through two concurrent tender offers, reducing shares outstanding by 12 percent.  We plan to continue to prudently manage expenses while investing in new initiatives that deliver top-line growth, solid bottom-line results and strong cash flow.”

The table below highlights CBOE Holdings’ operating results for the comparative quarters and 12-month periods ended December 31, 2010 and 2009.

Key Statistics and Financial Highlights:

(in millions, except per share and fee per contract)	4Q 2010	4Q 2009	4Q Y/Y	FY2010	FY 2009	FY Y/Y

Key Statistics:
Average Daily Volume	4.26	4.35	-2%	4.46	4.51	-1%
Total Trading Volume	272.8	278.4	-2%	1,123.5	1,135.9	-1%
Average Transaction Fee Per Contract	$0.293	$0.278	5%	$0.294	$0.277	6%
Reported Financial Highlights:
Total Operating Revenues	$117.4	$120.8	-3%	$437.1	$426.1	3%
Total Operating Expenses	65.5	64.1	2%	269.8	248.5	9%
Operating Income	51.9	56.7	-8%	167.3	177.6	-6%
Operating Margin %	44.2%	46.9%	-2.7 pts	38.3%	41.7%	-3.4 pts
Net Income	$31.4	$34.9	-10%	$99.4	$106.5	-7%
Diluted EPS	$0.32	$0.38	-16%	$1.04	$1.17	-11%
Weighted average shares o/s	97.8	90.7	8%	95.8	90.7	6%
Adjusted Financial Highlights(1):
Total Operating Revenues	$113.0	$96.7	17%	$432.7	$402.0	8%
Total Operating Expenses	63.5	62.0	2%	$256.8	$246.4	4%
Operating Income	49.5	34.7	43%	175.9	155.6	13%
Operating Margin %	43.8%	35.8%	8.0 pts	40.7%	38.7%	2.0 pts
Net Income	$30.9	$21.3	45%	$105.5	$93.2	13%
Diluted EPS	$0.32	$0.23	39%	$1.10	$1.03	7%

(1)A full reconciliation of CBOE Holdings’ non-GAAP results to its GAAP results for the reporting periods is included in the attached tables.  See “Non-GAAP Information” in the accompanying financial tables.

Adjusted Revenues

Adjusted operating revenues for the fourth quarter increased $16.3 million, or 17 percent, to $113.0 million.  This increase was primarily driven by a $15.0 million increase in access fees, excluding $24.1 million of deferred access fees recognized in the fourth quarter of 2009, and a $2.6 million increase in transaction fees.  The growth in access fees is attributable to a new trading access program.  On July 1, 2010, CBOE began charging monthly fees to trading permit holders.  Prior to the company’s demutualization, trading permit holders who were CBOE members, or seat holders, were not assessed an access fee; the fee was only assessed to temporary members and interim trading permit holders.  These increases were offset somewhat by a $1.4 million decrease in exchange services and other fees.

The increase in transaction fees in the fourth quarter was primarily driven by a 5 percent increase in the average transaction fee per contract, offset somewhat by a 2 percent decline in trading volume versus the same period in 2009.  The average transaction fee per contract was $0.293 for the quarter compared with $0.278 in the fourth quarter of 2009.  Trading volume for the fourth quarter was 272.8 million contracts, or 4.26 million contracts per day, versus 278.4 million contracts, or 4.35 million contracts per day, in the fourth quarter of 2009.

The increase in the average transaction fee per contract primarily resulted from a shift in the volume mix.  In the fourth quarter of 2010, higher-margin index options accounted for a larger percentage of options contracts traded, representing 23.2 percent of total options contracts traded versus 22.2 percent in the fourth quarter of 2009.  The average transaction fee per contract represents total transaction fee revenue divided by total reported trading volume for the Chicago Board Options Exchange (CBOE), C2 Options Exchange (C2) and the CBOE Futures Exchange (CFE).

Exchange services and other fees were lower in the quarter, primarily due to the elimination of the hybrid electronic quoting fee at the beginning of 2010 and lower revenue from data services fees.

Adjusted Expenses

Adjusted operating expenses for the fourth quarter of 2010 of $63.5 million increased $1.5 million, or 2 percent, compared to $62.0 million in the fourth quarter of 2009.  This increase was primarily due to the recognition of continuing stock-based compensation expense of $3.2 million.

Core operating expenses for the fourth quarter of 2010 increased $1.2 million to $40.0 million, including the addition of the stock-based compensation expense noted above, but not the accelerated stock-based compensation expense of $2.0 million recognized in the quarter.  Excluding the continuing stock-based compensation expense, core operating expenses of $36.7 million decreased $2.1 million or 5 percent, as the company successfully controlled expenses.

Core operating expenses represent total operating expenses less volume-based expenses, depreciation and amortization, accelerated stock-based compensation expense and unusual or one-time expenses.  Volume-based expenses include royalty fees and trading volume incentives.

Volume-based expenses were $15.4 million in the fourth quarter of 2010, representing a decrease of $1.0 million, or 6 percent, compared with the fourth quarter of 2009.  The decline resulted from a $1.4 million decrease in trading volume incentives, offset somewhat by a $0.4 million increase in royalty fees.  The decrease in trading volume incentives is primarily related to lower volume in equity and ETF options, which decreased 2 percent and 8 percent, respectively.  Modifications made to the trading volume incentive program also contributed to the decline in this expense.  The increase in royalty fees is directly related to higher trading volume in the company’s licensed index products, with total volume in index options up 2 percent over 2009’s fourth quarter.

Adjusted Operating Margin

The company’s operating margin was 44.2 percent for the fourth quarter 2010 compared with 46.9 percent in the same period in 2009.  On an adjusted basis, the company’s operating margin increased 800 basis points to 43.8 percent for the fourth quarter of 2010 from 35.8 percent for the same period in 2009, as adjusted operating income grew faster than adjusted revenues, demonstrating the leverage in the company’s business model and expense control measures.

Fourth Quarter 2010 Operational Highlights and Recent Developments

•                  On October 29, 2010, C2 Options Exchange, a new all-electronic exchange, began operations.  As part of a measured rollout, through the end of January 2011, C2 has listed 356 classes, representing substantially all of the most active options classes and series in the Penny Pilot Program.

•                  On January 7, 2011, the company began publishing volatility index values on five highly active company stocks —  Apple, Amazon, IBM, Google and Goldman Sachs.  This is the first time the company has applied its CBOE Volatility Index methodology to options on individual stocks.

•                  On January 12, 2011, the company launched a web page displaying VIX term structure data, calculated every 15 seconds throughout the trading day.

•                  On February 1, 2011, CBOE reported that average daily volume (ADV) in January was 5.29 million contracts, a 9 percent increase from January 2010 ADV of 4.85 million contracts and a 35 percent increase from December 2010 ADV of 3.93 million contracts.

•                  On February 7, 2011, CBOE announced that on Wednesday, February 23, the Exchange will begin publishing values for the CBOE S&P 500 Skew Index (ticker symbol: SKEW), a benchmark measure of the perceived risk of extreme negative moves — often referred to as “tail risk” or a “black swan” event — in U.S. equity markets.

•                  On February 7, 2011, Market Data Express, LLC, a subsidiary of CBOE Holdings, Inc., launched a new market data service known as “CBOE Streaming Markets” (CSM).  The service provides three separate, direct datafeeds of real-time quotations and trade information from CBOE, C2 Options Exchange (C2) and the CBOE Stock Exchange (CBSX).

•                  On February 9, 2011, CBOE and Standard & Poor’s (S&P) announced that Hang Seng Indexes Company will begin disseminating a volatility index for the Hang Seng Index on February 21, 2011, which will use the CBOE Volatility Index (VIX) methodology.

Financial Guidance

CBOE Holdings currently expects the following for the year ended December 31, 2011:

•                  CBOE implemented a number of fee changes effective January 3, 2011, with the intent of driving incremental volume to its marketplace by providing fee incentives and leveraging the strength of its proprietary products.  These fee changes are expected to generate approximately $3.0 million to $5.0 million in additional net operating revenue for 2011.  This increase reflects higher transaction fees, regulatory fees and exchange services fees, offset somewhat by a decline from the fourth quarter’s annualized run rate for access fees.  Significant changes in trading volume and transaction mix could impact these projections.

•                  The company does not provide guidance on trading volumes.  The company expects the fee changes to increase its average transaction fee per contract (RPC) by $0.003 to $0.004 in 2011.  This increase assumes the continuation of a higher growth rate in the company’s index products relative to its equities and exchange traded funds.  Changes in trading volume and transaction mix would result in fluctuations in RPC.

•                  Consolidated access fees are expected to be in a range of $65.0 million to $68.0 million, up compared with $41.4 million reported for 2010, but lower than the annualized run rate based on the 2010 fourth quarter.  This implied decline is primarily due to the company’s implementation of a market maker trading permit sliding fee scale for multiply-listed products, but is expected to be offset somewhat by a new access fee for trading an S&P 500 contract on C2.  This access fee is expected to be implemented the first month following the contract launch.  The company plans to announce the fee for this trading permit closer to the contract launch and will provide further information at that time.

•                  Core expenses for 2011 are expected to be in the range of $173.0 million to $177.0 million.  This excludes accelerated stock-based compensation expense noted below.

•                  Continuing stock-based compensation expense should fall in the range of $12.2 million to $12.7 million for the full year.

•                  The company plans to recognize approximately $0.5 million in accelerated stock-based compensation expense for the year.  This expense is expected to be amortized over the first four months of 2011.  The 2011 accelerated stock-based compensation expense reflects a reduction in the size of the company’s board, with three members coming off the board in May.  This expense is reported in employee costs and will be included in the company’s non-GAAP reconciliation.

•                  The consolidated effective tax rate is expected to be in the range of 41.0 to 41.4 percent for the year ended December 31, 2011, including the projected impact of a January 1, 2011 increase in the Illinois state tax rate.  Significant changes in trading volume, expenses, state and local tax rates and other items, including ongoing state and federal tax audits, could materially impact this expectation.

•                  Depreciation and amortization expense should be in the range of $35.0 to $37.0 million for 2011.

•                  Capital expenditures are projected in the range of $30.0 million to $35.0 million in 2011, primarily driven by ongoing investments in systems hardware and software that enhance trading technology.

Tender Offers

On November 23, 2010, CBOE Holdings concluded two concurrent tender offers for 5,983,713 shares of its Class A-1 common stock and for 5,983,713 shares of its Class A-2 common stock, each at a price of $25.00 per share.  Subsequent to the closing, 31,723 shares of Class A-1 common stock and 18,746 shares of A-2 common stock were purchased due to clerical adjustments.  Total shares outstanding were reduced by approximately 12 percent as a result of the tender offers.

Dividend

On February 9, 2011, CBOE Holdings, Inc. announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share.  The dividend is payable March 25, 2011, to stockholders of record at the close of business on March 4, 2011.

Earnings Conference Call

Executives of CBOE Holdings will host a conference call to review its fourth quarter financial results today, February 10, 2011, at 8:30 a.m. EST/7:30 a.m. CST.  The conference call and any accompanying slides will be publicly available via live webcast from the Investor Relations section of the company’s website at www.cboe.com under Events & Presentations.  Participants may also listen via telephone by dialing (877) 372-0876 from the United States or Canada, or (253) 237-1167 for international callers.  Telephone participants should place calls 10 minutes prior to the start of the call.

The webcast will be archived on the company’s website for replay.  A telephone replay of the earnings call also will be available from approximately noon EST, February 10, through midnight, February 24, 2011, by calling (800) 642-1687 within the U.S. and Canada, or (706) 645-9291 for international callers, using replay code 32988368.

About CBOE Holdings

CBOE Holdings, Inc. is the holding company for Chicago Board Options Exchange (CBOE) and other subsidiaries.  CBOE, the largest U.S. options exchange and creator of listed options, continues to set the bar for options trading through product innovation, trading technology and investor education. CBOE offers equity, index and ETF options, including proprietary products, such as S&P 500 options (SPX), the most active U.S. index option, and options on the CBOE Volatility Index (VIX). Other products engineered by CBOE include equity options, security index options, LEAPS options, FLEX options, and benchmark products such as the CBOE S&P 500 BuyWrite Index (BXM). CBOE’s Hybrid Trading System incorporates electronic and open-outcry trading and is powered by CBOEdirect, a proprietary, state-of-the-art electronic platform that also supports the C2 Options Exchange (C2), CBOE Futures Exchange (CFE), CBOE Stock Exchange (CBSX) and OneChicago. CBOE is home to the world-renowned Options Institute and www.cboe.com, named “Best of the Web” for options information and education. CBOE is regulated by the Securities and Exchange Commission (SEC), with all trades cleared by the AAA-rated Options Clearing Corporation (OCC).

Forward-Looking Statements

This press release contains statements which may be considered forward-looking statements within the meaning of the Securities Exchange Act of 1934, including, without limitation, statements regarding operating strategies, future plans and financial results. Forward-looking statements may be accompanied by words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “intend”, “may”, “possible”, “predict”, “project” or similar words, phrases or expressions.  These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements made herein. Among the factors that might affect our performance are: legislative or regulatory changes affecting the options markets, including a possible cap of transaction fees; changes in law or government policy, including changes relating to the recently enacted or proposed legislation relating to the current economic crisis; changes to the tax treatment for options trading, including the possible imposition of a transaction tax on options transactions; increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to keep pace with rapid technological developments, including our ability to complete the development and implementation of the enhanced functionality required by our customers; our ability to accommodate increases in trading volume and order transaction traffic without failure or degradation of performance of our systems; our ability to maintain our growth effectively; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; our ability to preserve and maintain our exclusive licenses; our ability to generate revenue from our market data that may be reduced or eliminated by the growth of electronic trading or declines in subscriptions; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers; the ability of our compliance and risk management methods to effectively monitor and manage our risks; changes in price levels and volatility in the derivatives markets and in the equity markets in general; economic, political and market conditions, including the recent volatility of the capital and credit markets and the impact of current economic conditions on the trading activity of our current and potential customers; our ability to continue to generate funds to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading activity; and the unfavorable resolution of material legal proceedings.

The Company does not undertake any obligation to update the information contained herein, which speaks only as of the date of this press release.  More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 under the heading “Forward-Looking Statements” and/or “Risk Factors,” and other reports filed by the Company from time to time with the SEC. Such discussions regarding risk factors and forward-looking statements are incorporated herein by reference.

The condensed consolidated statements of income, balance sheets and statements of cash flows are unaudited and subject to reclassification.

CBOE Media Contacts:		Analyst Contact:
Gail Osten	Gary Compton	Debbie Koopman
(312) 786-7123	(312) 786-7612	(312) 786-7136
osten@cboe.com	comptong@cboe.com	koopman@cboe.com

Trademarks

CBOE®, Chicago Board Options Exchange®, CBOEdirect®, CBOE Volatility Index®, VIX®, FLEX®, Hybrid®, LEAPS®, CFE®, CBSX® and CBOE Stock Exchange® are registered trademarks of Chicago Board Options Exchange, Incorporated (CBOE).   SPXSM, BXMSM, The Options InstituteSM, WeeklysSM, C2SM, C2 Options Exchange SM, and CBOE Futures ExchangeSM are service marks of CBOE.  Standard & Poor’s®, S&P® and S&P 500® are registered trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by CBOE. All other trademarks and servicemarks are the property of their respective owners.

CBOE-F

CBOE Holdings, Inc.

Selected Quarterly Operating Statistics

Average Daily Volume by Product (in thousands)

	4Q 2010	3Q 2010	2Q 2010	1Q 2010	4Q 2009
PRODUCT:
Equities	2,260	1,867	2,579	2,396	2,299
Indexes	984	935	1,262	1,109	965
Exchange-traded funds	990	908	1,451	1,040	1,078
Total Options Average	4,234	3,710	5,292	4,545	4,342
Futures	28	15	18	10	8
Total Average Daily Volume	4,262	3,725	5,310	4,555	4,350

Average Transaction Fee Per Contract by Product

	4Q 2010	3Q 2010	2Q 2010	1Q 2010	4Q 2009
Trading Days	64	64	63	61	64
PRODUCT:
Equities	$0.177	$0.182	$0.162	$0.184	$0.172
Indexes	0.590	0.598	0.580	0.597	0.563
Exchange-traded funds	0.224	0.236	0.217	0.236	0.233
Total Options Average Transaction Fee	0.284	0.300	0.277	0.297	0.274
Futures	1.679	1.661	1.717	1.952	2.186
Total Average Transaction Fee Per Contract	$0.293	$0.306	$0.281	$0.300	$0.278

Transaction Fees by Product (in thousands)

	4Q 2010	3Q 2010	2Q 2010	1Q 2010	4Q 2009
PRODUCT:
Equities	$25,570	$21,809	$26,342	$26,855	$25,286
Indexes	37,151	35,798	46,105	40,379	34,771
Exchange-traded funds	14,165	13,702	19,850	14,954	16,087
Total Options Fees	$76,886	$71,309	$92,297	$82,188	$76,144
Futures	3,000	1,576	1,786	1,223	1,123
Total Transaction Fees	$79,886	$72,885	$94,083	$83,411	$77,267

Non-GAAP Information

In addition to disclosing results determined in accordance with GAAP, CBOE Holdings has disclosed certain non-GAAP measures of operating performance.  The non-GAAP measures provided in this press release include core operating expenses, adjusted operating revenues, adjusted operating expenses, adjusted operating income, adjusted operating margin, adjusted income before income taxes, adjusted income tax provision, adjusted net income, adjusted diluted net income per common share, adjusted diluted earnings per share (EPS) for all stockholders and diluted EPS for all stockholders.

Management believes that the non-GAAP financial measures presented in this press release, including adjusted net income and core operating expenses, provide useful and comparative information to assess trends in our core operations and a means to evaluate period-to-period comparisons.  Non-GAAP financial measures disclosed by management, including adjusted diluted EPS, are provided as additional information to investors in order to provide them with an alternative method for assessing our financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies.

Core operating expenses is the company’s operating expenses after excluding (i) volume-based expenses, (ii) depreciation and amortization expense, (iii) accelerated stock-based compensation expense, (iv) the exercise right appeal settlement and other unusual or one-time expenses.

	Three months ended Dec 31,		Year ended Dec 31,
	2010	2009	2010	2009
Total Operating Expenses	$65,537	$64,152	$269,763	$248,498
Less:
Depreciation and amortization	8,190	6,859	29,891	27,512
Accelerated stock-based compensation expense	2,004	—	12,968	—
Exercise right appeal settlement	—	2,086	—	2,086
Volume-based expenses:
Royalty fees	9,710	9,286	41,353	33,079
Trading volume incentives	5,665	7,148	21,294	28,631
Core Operating Expenses (non-GAAP):	$39,968	$38,773	$164,257	$157,190
Less: Continuing stock-based compensation expense	(3,233)	—	(7,833)	—
Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)	$36,735	$38,773	$156,424	$157,190

Detail of Core Operating Expenses Excluding Continuing Stock-Based Compensation (non-GAAP)
Employee costs (excluding stock-based compensation expense)	$20,586	$21,223	$85,442	$84,482
Data processing	4,960	4,497	19,501	20,475
Outside services	6,788	7,723	31,245	30,726
Travel and promotional expenses	1,672	2,454	9,569	10,249
Facilities costs	1,662	1,459	5,801	5,624
Other expenses	1,067	1,417	4,866	5,634
Total	$36,735	$38,773	$156,424	$157,190

The table below shows the reconciliation of each financial measure from GAAP to non-GAAP.  The footnotes contain a detailed description of each item excluded from the adjusted financial measure.

CBOE Holdings, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

For the Three Months and Year Ended December 31, 2010 and 2009

						Three months ended December 31, 2009
	Three months ended December 31, 2010						Items Impacting Results
		Items Impacting Results			After		Recognition of		After
(in thousands, except per share amounts)	Reported (GAAP)	Recognition of prior-period revenue(1)	Accelerated stock-based compensation(2)	Impairment charge(3)	Considering Items (non- GAAP)	Reported (GAAP)	deferred access fee revenue(4)	Exercise right appeal settlement(5)	Considering Items (non- GAAP)
Total Operating Revenues	$117,391	$(4,406)			$112,985	$120,832	$(24,086)		$96,746
Total Operating Expenses	65,537		(2,004)		63,533	64,152		(2,086)	62,066
Operating Income	51,854	(4,406)	2,004		49,452	56,680	(24,086)	2,086	34,680
Operating Margin	44.2%				43.8%	46.9%			35.8%
Total Other Income /(Expense)	(1,898)			1,620	(278)	(109)			(109)
Income Before Income Taxes	49,956	(4,406)	2,004	1,620	49,174	56,571	(24,086)	2,086	34,571
Income Tax Provision	18,579	(1,638)	745	602	18,288	21,667	(9,225)	799	13,241
Net Income	$31,377	$(2,768)	$1,259	$1,018	$30,886	$34,904	$(14,861)	$1,287	$21,330
Net Income Allocated to Participating Securities	$(690)	$61	$(28)	$(22)	$(679)	$—	$—	$—	$—
Net Income Allocated to Common Stockholders	$30,687	$(2,707)	$1,231	$995	$30,206	$34,904	$(14,861)	$1,287	$21,330
Diluted Net Income Per Share Allocated to Common Stockholders	$0.31	$(0.03)	$0.01	$0.01	$0.31	$0.38	$(0.16)	$0.01	$0.23
Diluted Net Income Per Share for all Stockholders	$0.32	$(0.03)	$0.01	$0.01	$0.32	$0.38	$(0.16)	$0.01	$0.23

						Year ended December 31, 2009
	Year ended December 31, 2010						Items Impacting Results
		Items Impacting Results			After		Recognition of		After
(in thousands, except per share amounts)	Reported (GAAP)	Recognition of prior-period revenue(1)	Accelerated stock-based compensation(2)	Impairment charge(3)	Considering Items (non- GAAP)	Reported (GAAP)	deferred access fee revenue(4)	Exercise right appeal settlement(5)	Considering Items (non- GAAP)
Total Operating Revenues	$437,104	$(4,406)			$432,698	$426,082	$(24,086)		$401,996
Total Operating Expenses	269,763		(12,968)		256,795	248,498		(2,086)	246,412
Operating Income	167,341	(4,406)	12,968		175,903	177,584	(24,086)	2,086	155,584
Operating Margin	38.3%				40.7%	41.7%			38.7%
Total Other Income /(Expense)	(2,718)			1,620	(1,098)	(355)			(355)
Income Before Income Taxes	164,623	(4,406)	12,968	1,620	174,805	177,229	(24,086)	2,086	155,229
Income Tax Provision	65,227	(1,746)	5,138	642	69,261	70,778	(9,619)	833	61,992
Net Income	$99,396	$(2,660)	$7,830	$978	$105,544	$106,451	$(14,467)	$1,253	$93,237
Net Income Allocated to Participating Securities	$(1,229)	$33	$(97)	$(12)	$(1,305)	$—	$—	$—	$—
Net Income Allocated to Common Stockholders	$98,167	$(2,627)	$7,733	$966	$104,239	$106,451	$(14,467)	$1,253	$93,237
Diluted Net Income Per Share Allocated to Common Stockholders	$1.03	$(0.03)	$0.08	$0.01	$1.09	$1.17	$(0.16)	$0.01	$1.03
Diluted Net Income Per Share for all Stockholders	$1.04	$(0.03)	$0.08	$0.01	$1.10	$1.17	$(0.16)	$0.01	$1.03

NOTE: Amounts may not foot due to rounding.

(1)

In the fourth quarter of 2010, the company recognized $4.4 million of prior period transaction fees to adjust for coding errors made by a CBOE exchange participant. The coding errors were identified through a review conducted by the company’s regulatory division. This amount was included in “other revenue.”

(2)

In 2010, the company accelerated the recognition of stock-based compensation expense to recognize the remaining fair value of the stock-based compensation awards granted to certain executives due to provisions contained in their employment agreements. The resulting expense impact was $2.0 million for the fourth quarter and $13.0 million for the year.

(3)	In the fourth quarter 2010, the company recorded an impairment charge of $1.6 million to write off its investment in OneChicago.
(4)

In the fourth quarter of 2009, the company recognized as revenue $24.1 million of access fees assessed and collected in 2007 and 2008, which were included in deferred revenue pending the final, non-appealable resolution of the exercise right litigation.

(5)	In the fourth quarter of 2009, the company recorded an expense of $2.1 million representing its net cost to reach a settlement with appealing parties related to the exercise right litigation.

The table below shows the calculation of the net income allocated to common stockholders and basic and diluted earnings per common share allocated to common stockholders.

CBOE Holdings, Inc. and Subsidiaries

Reconciliation of Net Income Allocated to Common Stockholders

For the Three Months and Year Ended December 31, 2010 and 2009

	Three months ended December 31,		For the year ended December 31,
	2010	2009	2010	2009

Basic EPS Numerator:
Net Income	$31,377	$34,904	$99,396	$106,451
Less: Net Income allocated to participating securities	(690)	—	(1,229)	—
Net Income allocated to common stockholders	$30,687	$34,904	$98,167	$106,451
Basic EPS Denominator:
Weighted average shares outstanding	97,802	90,733	95,754	90,733
Basic Net Income per share allocated to common stockholders (1)	$0.31	$0.38	$1.03	$1.17

Diluted EPS Numerator:
Net Income	$31,377	$34,904	$99,396	$106,451
Less: Net Income allocated to participating securities	(690)	—	(1,229)	—
Net Income allocated to common stockholders	$30,687	$34,904	$98,167	$106,451
Diluted EPS Denominator:
Weighted average shares outstanding	97,802	90,733	95,754	90,733
Dilutive common shares issued under restricted stock program	—	—	—	—
Diluted Net Income per share allocated to common stockholders (2)	$0.31	$0.38	$1.03	$1.17

(1) We compute basic net income per share allocated to common stockholders using the two-class method, which is an allocation formula that determines net income per common shares and participating securities. The computation of basic net income allocated to common stockholders is calculated by reducing net income by the amount allocated to participating securities. The allocation is based on the percentage of participating securities as compared to the total weighted average shares outstanding.

(2) We compute diluted net income per share allocated to common stockholders using the two-class method, which is an allocation formula that determines net income for common shares and participating securities. The computation of diluted net income allocated to common stockholders is calculated by reducing net income by the amount allocated to participating securities. The allocation is based on the percentage of participating securities as compared to the total weighted average shares outstanding. Diluted net income per share allocated to common stockholders reflects the potential dilution beyond shares for basic EPS that could occur if securities were converted into common stock or resulted in the issuance of common stock that would have shared in our earnings.

CBOE Holdings, Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

Three and Twelve Months Ended December 31, 2010 and 2009

	Three months ended Dec 31,		Twelve months ended Dec 31,
(in thousands, except per share amounts)	2010	2009	2010	2009
Operating Revenues:
Transaction fees	$79,886	$77,267	$330,264	$314,506
Access fees	18,399	27,491	41,384	45,084
Exchange services and other fees	4,028	5,398	16,845	22,647
Market data fees	5,087	4,893	21,343	20,506
Regulatory fees	3,906	3,261	15,315	15,155
Other revenue	6,085	2,522	11,953	8,184
Total Operating Revenues	117,391	120,832	437,104	426,082

Operating Expenses:
Employee costs	25,823	21,223	106,243	84,482
Depreciation and amortization	8,190	6,859	29,891	27,512
Data processing	4,960	4,497	19,501	20,475
Outside services	6,788	7,723	31,245	30,726
Royalty fees	9,710	9,286	41,353	33,079
Trading volume incentives	5,665	7,148	21,294	28,631
Travel and promotional expenses	1,672	2,454	9,569	10,249
Facilities costs	1,662	1,459	5,801	5,624
Exercise right appeal settlement	—	2,086	—	2,086
Other expenses	1,067	1,417	4,866	5,634
Total Operating Expenses	65,537	64,152	269,763	248,498

Operating Income	51,854	56,680	167,341	177,584

Other Income / (Expense):
Investment income	82	524	475	1,607
Net loss from investment in affiliates	(1,755)	(413)	(2,297)	(1,087)
Interest and other borrowing costs	(225)	(220)	(896)	(875)
Total Other Income / (Expense)	(1,898)	(109)	(2,718)	(355)

Income Before Income Taxes	49,956	56,571	164,623	177,229
Income Tax Provision	18,579	21,667	65,227	70,778

Net Income	$31,377	$34,904	$99,396	$106,451

Net income per share for all stockholders
Basic	$0.32	$0.38	$1.04	$1.17
Diluted	0.32	0.38	1.04	1.17
Weighted average shares used in computing income per share:
Basic	97,802	90,733	95,754	90,733
Diluted	97,802	90,733	95,754	90,733

Net income allocated to common stockholders	$30,687	$34,904	$98,167	$106,451
Net income per share allocated to common stockholders	$0.31	$0.38	$1.03	$1.17

CBOE Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

December 31, 2010 and December 31, 2009

	December 31,	December 31,
(in thousands, except par value and share information)	2010	2009
Assets
Current Assets:
Cash and cash equivalents	$53,789	$383,730
Accounts receivable - net of allowances of $108 and $87	37,746	30,437
Marketing fee receivable	7,815	8,971
Income taxes receivable	5,537	1,583
Prepaid medical benefits	—	2,085
Other prepaid expenses	4,510	3,719
Settlement receivable	—	2,086
Other current assets	537	452
Total Current Assets	109,934	433,063
Investments in Affiliates	12,615	3,090
Land	4,914	4,914
Property and Equipment:
Construction in progress	1,729	20,704
Building	60,917	60,837
Furniture and equipment	240,711	213,375
Less accumulated depreciation and amortization	(221,273)	(203,665)
Total Property and Equipment—Net	82,084	91,251
Other Assets:
Software development work in progress	1,131	6,952
Data processing software and other assets (less accumulated amortization - 2010 - $107,770; 2009 - $95,530)	43,434	32,678
Total Other Assets—Net	44,565	39,630
Total	$254,112	$571,948

Liabilities and Stockholders’/Members’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$40,084	$42,958
Marketing fee payable	8,349	9,786
Deferred revenue	280	207
Post-retirement medical benefits	103	96
Settlement payable	—	305,688
Total Current Liabilities	48,816	358,735

Long-term Liabilities:
Post-retirement medical benefits	1,782	1,444
Income taxes payable	3,165	2,815
Other long-term liabilities	3,993	244
Deferred income taxes	20,482	20,576
Total Long-term Liabilities	29,422	25,079
Total Liabilities	78,238	383,814
Commitments and Contingencies
Stockholders’/Members’ Equity
Memberships	—	19,574
Preferred Stock, $0.01 par value: 20,000,000 shares authorized, 0 shares issued and outstanding at December 31, 2010	—	—
Unrestricted Common Stock, $0.01 par value: 325,000,000 shares authorized, 51,782,717 shares issued and outstanding at December 31, 2010	518	—
Class A-2 Common Stock, $0.01 par value: 45,366,690 shares authorized, 38,301,994 shares issued and outstanding at December 31, 2010	383	—
Additional paid-in-capital	42,858	2,592
Retained earnings	133,087	166,769
Accumulated other comprehensive loss	(972)	(801)
Total Stockholders’/Members’ Equity	175,874	188,134

Total	$254,112	$571,948

CBOE Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

Twelve Months Ended December 31, 2010 and 2009

	Twelve months ended Dec 31,
(in thousands)	2010	2009
Cash Flows from Operating Activities:
Net Income	$99,396	$106,451
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	29,891	27,512
Other amortization	69	213
Provision for deferred income taxes	21	1,367
Stock-based compensation	20,801	—
Equity in loss of affiliates	695	899
Impairment of investment in affiliates and other assets	1,602	188
Loss on disposition of property	139	—
Changes in assets and liabilities:
Accounts receivable	(7,309)	(959)
Marketing fee receivable	1,156	(1,068)
Income taxes receivable	(3,954)	7,864
Prepaid expenses	535	462
Other receivable	2,086	(2,086)
Other current assets	(85)	99
Deferred income taxes	—	—
Accounts payable and accrued expenses	(3,334)	(8,155)
Marketing fee payable	(1,437)	460
Deferred revenue	(12)	(25,928)
Post-retirement benefit obligation	(9)	(1)
Income taxes payable	350	(240)
Settlement with appellants	(3,000)	3,000
Access fees subject to fee-based payment	(2,688)	2,688
Net Cash Flows provided by Operating Activities	134,913	112,766
Cash Flows from Investing Activities:
Restricted funds - temporary access fees	—	26,157
Capital and other assets expenditures	(23,556)	(37,997)
Sale of NSX certificates of proprietary membership, net of fees	—	1,500
Investment in Signal Trading Systems, LLC	(7,990)	—
Other	(999)	—
Net Cash Flows used in Investing Activities	(32,545)	(10,340)
Cash Flows from Financing Activities:
Payments for debt issuance costs	(23)	(119)
Payment of quarterly dividends	(19,661)	—
Exercise right privilege settlement payable	(300,000)	—
Net proceeds from issuance of unrestricted common stock	301,239	—
Payment of special dividend	(113,417)	—
Tender offer for Class A-1 Common Stock	(149,595)	—
Tender offer for Class A-2 Common Stock	(149,595)	—
Other stock repurchases	(1,257)	—
Net Cash Flows used in Financing Activities	(432,309)	(119)

Net Increase(Decrease) in Cash and Cash Equivalents	(329,941)	102,307

Cash and Cash Equivalents at Beginning of Period	383,730	281,423
Cash and Cash Equivalents at End of Period	$53,789	$383,730

Supplemental Disclosure of Cash Flow Information
Cash paid for income taxes	$70,289	$61,495
Non-cash activities:
Change in post-retirement benefit obligation	$289	$(51)
Unpaid liability to acquire equipment and software	$2,744	$2,313
Unpaid liability for investment in Signal Trading Systems, LLC	$3,833	$—
Exercise right privilege payable	$—	$300,000